UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 31, 2012

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐         Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 31, 2012, the Audit Committee of the Board of Directors (“Audit Committee”) of Cubic Corporation (the Company), after consultation with Ernst & Young LLP (Ernst & Young), the Company’s independent registered public accounting firm, determined that the Company’s financial statements for the years ended September 30, 2011, 2010 and 2009, the quarters ended March 31, 2012 and December 31, 2011 and each of the prior quarters of 2011 and 2010 can no longer be relied upon as being in compliance with generally accepted accounting principles (GAAP), and accordingly, the Company will restate such financial statements. Similarly, related press releases, Ernst & Young’s reports on the financial statements, including the effectiveness of internal control over financial reporting, and shareholder communications describing the Company’s financial statements for these periods should no longer be relied upon. The Audit Committee’s decision to restate these financial statements follows a recommendation by management that revenues in these previously issued financial statements should be adjusted due to errors in calculating revenues on certain long-term fixed-price development type contracts (“development contracts”) and on certain long-term service contracts with non-U.S. Government customers (“service contracts”).

Preliminary indications from the Company’s evaluation are that the changes described below will result in an increase in revenues and net income cumulatively over the period of the restatement and an increase in retained earnings as of March 31, 2012. The Company is continuing to evaluate the total amount of the adjustments and the specific impact on each period covered by the restatement, which may result in an increase or decrease in previously reported amounts for individual periods.

The Company has historically recognized sales and profits for development contracts using the cost-to-cost percentage-of-completion method of accounting, modified by a formulary adjustment. Under the cost-to-cost percentage-of-completion method of accounting, sales and profits are based on the ratio of costs incurred to estimated total costs at completion. The Company has consistently applied a formulary adjustment to the percentage completion calculation for development contracts that had the effect of deferring a portion of the indicated revenue and profits on such contracts until later in the contract performance period. The Company believed that this methodology was an acceptable variation of the cost-to-cost percentage-of-completion method as described in Accounting Standards Codification (“ASC”) 605-35. The Company now believes that GAAP does not support the practice of using a formulary calculation to defer a portion of the indicated revenue and profits on such contracts. Instead, the Company believes that sales and profits should have been recognized based on the ratio of costs incurred to estimated total costs at completion, without using a formulary adjustment. The Company is in the process of evaluating the differences resulting from this change but has not yet completed this evaluation.

While evaluating its revenue recognition for development contracts the Company also evaluated its long-standing practice of using the cost-to-cost percentage-of-completion method to recognize revenues for many of its service contracts. Under the accounting literature the cost-to-cost percentage of completion method is acceptable for U.S. Government contracts but not for contracts with other governmental customers, whether domestic or foreign. The Company believed the cost-to-cost percentage completion method used for its non-U.S. Government contracts approximated the pattern of performance over the contract terms for these service contracts.  In addition, in some cases these contracts may also include multiple deliverables or a revenue stream that is variable from period to period. The Company is in the process of evaluating the differences between the cost-to-cost percentage-of-completion accounting and the revenue recognition based on the pattern of performance of the services, as well as the specific guidance outlined in multiple element arrangement guidance of ASC 605-25 (and prior guidance under EITF 00-21, for contracts entered into prior to fiscal 2010) but has not yet completed this evaluation.

The Company intends to amend its annual and quarterly SEC filings, as appropriate, as soon as reasonably practicable after this filing. Management has considered the effect of the restatement on the Company’s prior conclusions of the adequacy of its internal control over financial reporting and disclosure controls and procedures as of the end of each of the applicable restatement periods. As a result of the errors described above, management has concluded that the Company’s internal control over financial reporting and disclosure controls and procedures were not effective to a reasonable assurance level as of the ends of each of the periods covered by the restatement. The Company will amend any disclosures pertaining to its evaluation of such controls and procedures as appropriate in connection with the amended filings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2012	CUBIC CORPORATION

	By:	/s/ William W. Boyle
	Name:	William W. Boyle
	Title:	Executive Vice President, Interim CEO and CFO